EXHIBIT 12.1

Hogan Lovells US LLP 1601 Wewatta, Suite 900 Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

October 11, 2017

Board of Directors

Royalty Flow Inc.

1550 Larimer St., #769

Denver, CO 80202

Ladies and Gentlemen:

We are acting as counsel to Royalty Flow Inc., a Delaware corporation (the “Company”), in connection with its offering statement on Form 1-A, as amended (the “Offering Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to 6,666,666 newly issued shares of the Class A common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), all of which shares are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Form 1-A, 17 C.F.R. § 239.90, in connection with the Offering Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) qualification of the Offering Statement, (ii) issuance of the Shares pursuant to the terms of the subscription agreement described in the Offering Statement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Royalty Flow Inc.	- 2 -	October 11, 2017

This opinion letter has been prepared for use in connection with the Offering Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Offering Statement.

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Statement and to the reference to this firm under the caption “Legal Matters” in the offering circular constituting a part of the Offering Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP